Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional

Companies) Rules 2009. “Partner” is

a title referring to a director,

shareholder or an employee of the

Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.1

C&J Energy Services Ltd.	Email jwilson@applebyglobal.com
Crown House, Second Floor 4 Par-la-Ville Road Hamilton HM08 Bermuda	Direct Dial +1 441 298 3559 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 139181.0005/JW 15 July 2015

Dear Sirs

C&J Energy Services Ltd. (Company)

We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission, under The Securities Act of 1933, as amended, of a Registration Statement on Form S-3, as amended (the Registration Statement), in relation to the shelf registration of preference shares (Preference Shares), common shares (the Common Shares), depositary shares representing a fractional interest in the Preference Shares ( Depositary Shares) issued under one or more depository agreements (Depository Agreements) and Preference Shares and Common Shares that may be issued under warrants (the Warrants) issued under one or more warrant agreements (the Warrant Agreements) (together the Securities) to be offered from time to time by the Company.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement or in the Schedule hereto.

ASSUMPTIONS

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

3.	the genuineness of all signatures on the Documents;

4.	the authority, capacity and power of each of the persons signing the Documents;

5.	that any representation, warranty or statement of fact or law, other than as to Bermuda law, made in any of the Documents is true, accurate and complete;

6.	that the Warrant Agreements and Depository Agreements will constitute the legal, valid and binding obligations of each of the parties thereto, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

7.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Warrant Agreements and Depository Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under or action to be taken under the Warrant Agreements or Depository Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

8.	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions (i) passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and (ii) adopted by the sole Shareholder of the Company as an unanimous written resolution and that there is no matter affecting the authority of the Directors to take the actions specified in the Resolutions, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

9.	that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

10.	that the approval of the creation and issue of any Securities (including those to be created and issued under the Warrant Agreements and the Depository Agreements) and the approval, execution, delivery and performance of the Warrant Agreements and the Depository Agreements (including any other agreement relevant to the issue and creation of the Securities) will be made at a duly convened and quorate meeting of the Board of Directors of the Company, and, if required, at a duly convened and quorate meeting of the Shareholders of the Company, in accordance with the Constitutional Documents and in furtherance of the business of the Company and for the benefit of the Company;

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

11.	that the general permissions contained in the Notice remain in full force and effect on the date on which either the Company issues or transfers, or any selling shareholder of the Company transfers, as the case may be, any Securities;

12.	that to the extent that the issue by the Company of any Securities constitutes an offer to the public, as is understood under the laws of Bermuda, the Company will either file the Prospectus as published and filed with the relevant competent regulatory authority (as is understood under the laws of Bermuda), with the Bermuda Registrar of Companies as prescribed by the Companies Act 1981 (Act), as soon as reasonably practicable after publication of the Prospectus; or the Company will have obtained a direction from the Minister of Finance, that the provisions of Part III and section 35 of the Act do not apply to the offer to the public;

13.	that when the Preference Shares and Common Shares are issued they will not be issued at a price which (in whatever form) is less (in whatever form) than the par value of those shares;

14.	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered; and

15.	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.1	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

1.2	When the Board of Directors of the Company, including any duly constituted committee thereof, has taken all necessary corporate action to approve the issuance of Securities and they are issued and paid for in accordance with the terms of a prospectus supplement relating thereto in accordance with the Registration Statement, the Securities will be validly issued, fully paid and, in the case of the Securities other than the Warrants, and the shares to be issued upon exercise of the Warrants, non-assessable.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

1.3	The Warrants will, upon due execution by the Company and authentication under, the Warrant Agreements, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

1.4	The Depository Shares will, upon due execution by the Company and authentication under, the Depository Agreements, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

RESERVATIONS

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he becomes a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise pay money to, the Company.

3.	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

4.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

5.	In opinion paragraph 1.1 above, the term good standing means that the Company has received a Certificate of Compliance from the Registrar of Companies.

DISCLOSURE

This opinion is addressed to you in connection with the filing of this opinion as an exhibit to the Registration Statement. We consent to the inclusion of this opinion as an exhibit to the Registration Statement but it is not to be made available, or relied on by any other person or entity, or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the Commission in connection

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. As Bermuda attorneys we are not qualified to opine on matters of law of any jurisdiction other than Bermuda and accordingly we do not admit to being an expert within the meaning of the Securities Act. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 14 July 2015 at 3:45pm (Bermuda time) (Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 14 July 2015 at 11:30am (Bermuda time) (Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the Constitutional Documents).

4.	A Certificate of Compliance, dated 14 July 2015 issued by the Registrar of Companies in respect of the Company.

5.	An original copy of the minutes of the Meeting of the Directors of the Company held on 26 June 2014, an original copy of the unanimous written resolutions of the sole Shareholder of the Company effective as of 26 June 2014 and a certified extract of the minutes of the Meeting of the Directors of Company held on 4 June 2015 (together, Resolutions).

6.	A copy of the notice to the public dated 1 June 2005 as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973 (Notice).

7.	A PDF copy of the Registration Statement.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich